Exhibit 99.3

SUPPLEMENTAL PRO FORMA COMBINED OIL AND NATURAL GAS RESERVE AND

STANDARDIZED MEASURE INFORMATION (UNAUDITED)

The following unaudited supplemental pro forma oil and natural gas reserve tables present the combined oil and natural gas reserves and standardized measure information of Dorchester Minerals, L.P. (“Dorchester”), H. Huffman & Co., A Limited Partnership, and The Buffalo Co., A Limited Partnership (together the “Acquired Entities”) as if the acquisition was completed on January 1, 2018. The supplemental pro forma combined oil and natural gas reserves and standardized measure information are for illustrative purposes only.

All of the reserves are classified as proved, developed, and located in the United States. Reserve estimates are based on the following:

(a)

For Dorchester’s Historical Results: as reported in our Annual Report on Form 10-K for the year ended December 31, 2018, based upon a reserve report prepared by the independent petroleum engineers as of December 31, 2018;

(b)

For the Acquired Entities Historical Results: as reported in the abbreviated audited statement of revenues and direct operating expenses and related footnotes for the year ended December 31, 2018, based upon a reserve report prepared by the Acquired Entities representative in the transactions as of December 31, 2018;

Numerous uncertainties are inherent in estimating quantities and values of proved reserves and in projecting future rates of production and the amount and timing of development expenditures, including many factors beyond the property owner’s control. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Because all reserve estimates are to some degree subjective, the quantities of oil and gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and gas sales prices may each differ from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. The standardized measure shown below represents an estimate only and should not be construed as the current market value of the estimated oil and natural gas reserves reported below.

The pro forma estimates of proved reserves presented below include only those quantities of oil and natural gas that geologic and engineering data demonstrate with reasonable certainty to be recoverable in future periods from known reservoirs under existing economic, operating and regulatory practices. .

The following tables provide a summary of the changes in estimated proved reserves for the year ended December 31, 2018, as well as pro forma proved reserves as of the beginning and end of the year, giving effect to the acquisitions as if they had occurred on January 1, 2018. The estimated pro forma combined quantities of proved reserves adjusted to reflect Dorchester’s 96.97 percent net profits interest. The pro forma standardized measure does not include future income taxes attributable to the Seller acquisitions as both entities are considered pass-through entities for tax purposes.

Estimated Pro Forma Combined Quantities of Proved Reserves

(In thousands)
	Historical Dorchester
For the Year Ended December 31, 2018	Natural Gas (MMcf)	Oil (MBbl)

Estimated quantity, beginning of year	46,921	8,311

Revisions of Previous Estimates	3,423	1,984

Production	(6,114)	(1,254)

Estimated quantity, end of year	44,230	9,041

(In thousands)	Historical Acquired Entities
For the Year Ended December 31, 2018	Natural Gas (MMcf)	Oil (MBbl)

Estimated quantity, beginning of year	5,787	955

Revisions of Previous Estimates	37	42

Production	(528)	(127)

Estimated quantity, end of year	5,296	870

 (In thousands)                                                                                                                                                                                                                                                                 Combined Pro Forma

For the Year Ended December 31, 2018	Natural Gas (MMcf)(a)	Oil (MBbl)(a)

Estimated quantity, beginning of year	52,576	9,259

Revisions of Previous Estimates	3,461	2,025

Production	(6,633)	(1,380)

Estimated quantity, end of year	49,404	9,904

Pro Forma Combined Standardized Measure of Discounted Future Net Cash Flows

(In thousands)

	As of December 31, 2018
	Historical Dorchester	Historical Acquired Entities	Combined Pro forma (a)

Future estimated gross revenues	$534,758	$64,421	$598,529

Future estimated production costs	(29,668)	(8,583)	(38,007)

Future net cash flows	505,090	55,838	560,522

10% annual discount for estimated timing of cash flows	(256,826)	(30,999)	(287,593)

Standardized measure of discounted future net cash flows	$248,264	$24,839	$272,929

Pro Forma Combined Changes in the Standardized Measure of Discounted Future Net Cash Flows

(in thousands)

	Year Ended December 31, 2018
	Historical Dorchester	Historical Acquired Entities	Combined Pro forma (a)

Standardized measure, beginning of year	$182,146	$23,370	$205,353

Sales of oil and natural gas produced, net of production costs	(56,834)	(6,461)	(62,358)

Net change of prices and production costs	50,337	5,338	54,787

Revisions of previous quantity estimates	54,314	1,122	55,390

Accretion of discount	18,214	2,337	20,535

Changes in timing and other	87	(867)	(778)

Standardized measure, end of year	$248,264	$24,839	$272,929

(a)The estimated pro forma combined quantities of proved reserves, the pro forma combined standardized measure of discounted future net cash flows and pro forma combined changes in the standardized measure of discounted future net cash flows are adjusted to reflect Dorchester’s 96.97 percent net profits interest